Exhibit 15.3

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM BDO AUDIT & ASSURANCE B.V.

March 24, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

We have read Item 16F of the Form 20F dated March 24, 2014, of AVG Technologies N.V. and are in agreement with the statements contained in the second and third paragraphs of Item 16F on page 114 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours faithfully,

BDO Audit & Assurance B.V.

for and on behalf of it,

/s/ J.A. de Rooij RA

cc: AVG Technologies N.V.